Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated June 6, 2014 with respect to the financial statements of Internet Broadcasting Systems, Inc. as of December 31, 2013 and 2012 and for the years then ended included in this Current Report on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nexstar Broadcasting Group, Inc. and subsidiaries on Forms S-8 (File No. 333-185632, effective December 12, 2012; File No. 333-137127, effective September 6, 2006; and File No. 333-117166, effective July 6, 2004) and Form S-3 (File No. 333-184743, effective November 20, 2012).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 16, 2014